EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. First Quarter 2010 Earnings Report

For the quarter ended March 31, 2010, net income was $1,518,000 compared to $1,521,000 for the quarter ended March 31, 2009. Earnings have remained strong in 2010 in spite of additional loan loss reserves of $730,000, which were made necessary by a large commercial credit in non-accrual status and strong loan growth for the first quarter (up $18,429,000 over December 31, 2009), as well as additional FDIC insurance premiums of $91,000, when comparing that period to the same period in 2009. Earnings per share and diluted earnings per share were $0.48 for the three months ended March 31, 2010. This compares with the $0.49 on earnings per share and diluted earnings per share for the same three month period in 2009.

Core earnings have remained strong as evidenced by net interest income for the three months ended March 31, 2010, which came in at $4,535,000 compared to $4,053,000 for the same period in 2009. This is an increase of $482,000, or 11.89%. The increase in net interest income for the quarter ended March 31, 2010 is due to the net interest margin remaining relatively steady at 4.07% as compared to 4.10% for the three month period ended March 31, 2009, on a fully tax equivalent basis, while at the same time increasing interest earning assets and interest bearing liabilities significantly. The yield curve has remained steep since the Federal Reserve began their process of injecting liquidity into the financial markets through the implementation of lower overnight and discount rates.

Total assets on March 31, 2010 were $541,451,000, which compares to $516,483,000 as of December 31, 2009 and $460,362,000 as of March 31, 2009.  Compared to the December 31, 2009 figure of $332,966,000, net loans were up 5.53% to $351,395,000 as of March 31, 2010. As of  March 31, 2009, net loans were $315,955,000.

 Deposits totaled $429,391,000 as of March 31, 2010, compared to $410,038,000 on December 31, 2009, an increase of 4.72%. Total deposits were $360,019,000 as of March 31, 2009. The large increase in deposits and total assets are attributable to a significant inflow of deposits in the first quarter of 2010 related to continued gas lease revenue recognized by bank customers.
Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with eleven community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public, and Peoples Financial Capital Corporation which main activities are the maintenance and management of intangible investments and the collection and distribution of the income from such investments.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.